EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-113852 on Form S-8, No. 333-137501 on Form S-8, No. 333-124003 on Form S-3, No. 333-124278 on Form S-3, and No. 333-140354 on Form S-3) of Capital Lease Funding, Inc. of our report dated March 7, 2007 relating to our audit of the consolidated financial statements, financial schedules and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Capital Lease Funding, Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen LLP

New York, New York
March 7, 2007